EXHIBIT 99.1


         MILACRON                                                 NEWS RELEASE
MANUFACTURING TECHNOLOGIES

FOR IMMEDIATE RELEASE
CONTACT: AL BEAUPRE  (513) 487-5918

                 MILACRON COMPLETES REFINANCING TRANSACTIONS;
                          BALANCE SHEET STRENGTHENED

CINCINNATI, OHIO, June 10, 2004...Milacron Inc. (NYSE: MZ), a leading supplier of plastics processing equipment and supplies, and industrial fluids, today completed a number of key refinancing transactions to strengthen the company's balance sheet. These transactions were made possible by shareholder approval of several proposals at the company's annual meeting yesterday. In summary,
Milacron:

      o Received from escrow cash proceeds of a private placement of $225 million in 11 1/2% senior secured notes due 2011, issued at a discount to effectively yield 12%;

      o Made an initial draw of approximately $23 million, including letters of credit, on a new four-year, $75 million senior secured revolving credit facility led by JPMorgan Chase;

      o Paid off a bridge credit facility with Credit Suisse First Boston, under which approximately $110 million was drawn, including letters of credit;

      o Repurchased EUR 114.99 million of Milacron Capital Holdings B.V.'s EUR 115 million 7.625% guaranteed bonds due 2005; and

      o Issued 500,000 shares of 6% Series B convertible preferred stock to Glencore Finance AG and Mizuho International plc in exchange for their debt ($70 million in Series B Notes) and equity (15 million shares of common stock).

As a result of these transactions, Milacron has increased its equity base, established a source of revolving credit through 2008 and consolidated all its major term debt into one obligation maturing in 2011.

The forward-looking statements above by their nature involve risks and uncertainties that could significantly impact operations, markets, products and expected results. For further information please refer to the Cautionary Statement included in the company's most recent Form 10-Q on file with the Securities and Exchange Commission.

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First incorporated in 1884, Milacron is a leading global supplier of plastics-processing technologies and industrial fluids, with about 3,500 employees and major manufacturing facilities in North America, Europe and Asia. For further information, visit www.milacron.com or call the toll-free investor line: 800-909-MILA (800-909-6452).

CONTACT: Milacron Inc. Al Beaupre, 513-487-5918